UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2011

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22446	95-3015862
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495A South Fairview Avenue, Goleta, California  93117

(Address of principal executive offices) (Zip Code)

(805) 967-7611

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On May 19, 2011, Deckers Outdoor Corporation (“Parent”), Deckers Acquisition, Inc., a wholly-owned subsidiary of Parent (“Purchaser”) and Deckers International Limited (“Deckers Bermuda”) entered into an Asset Purchase Agreement with Sanuk USA, LLC (“Sanuk”), the equity holders of Sanuk, Thomas J. Kelley (“Kelley”) and Ian L. Kessler (“Kessler”), C&C Partners, Ltd. (“C&C”), and the shareholders of C&C, Donald A. Clark (“Clark”) and Paul Carr (“Carr”).  Each of Sanuk and C&C is a “Seller,” and jointly they are the “Sellers.”

Under the terms of the Asset Purchase Agreement, Purchaser and Deckers Bermuda will acquire (the “Acquisition”) substantially all of the assets and assume the related liabilities of each of the Sellers (“Purchased Assets”).

As consideration for the Purchased Assets, Purchaser and Deckers Bermuda will pay the Sellers an aggregate purchase price equal to the sum of the following (such sum, the “Purchase Price”):

•                  Approximately $120.0 million (the “Closing Payment”);

•                  “Participation Payments” over the next five years as follows:

•                  2011:  2011 EBITDA multiplied by ten less the Closing Payment, up to maximum of $30.0 million;

•                  2012:  51.8% of the total sales less the cost of goods sold for the business of the Sellers (“Gross Profit Dollars”) in 2012;

•                  2013:  36.0% of Gross Profit Dollars in 2013;

•                  2015:  8.0% of the product of Gross Profit Dollars in 2015 multiplied by five.

The Purchase Price shall be subject to certain adjustments based upon Sellers’ working capital balance at closing.  Ten percent of the Closing Payment payable to the Sellers shall be placed in escrow with a third party escrow agent.

The parties each made representations, warranties and covenants in the Asset Purchase Agreement that are similar to those made by parties in similar business combinations. The representations and warranties contained in the Asset Purchase Agreement are made for the purposes of allocation of risk between the parties and as conditions to closing, may be subject to exceptions in a disclosure letter provided before the signing of the Asset Purchase Agreement, are not necessarily accurate or complete as made and should not be relied upon by any stockholders or potential investors.

The Acquisition is subject to customary closing conditions, including completion and delivery of audited financial statements as of and for the period ended December 31, 2010 that are not materially different from the unaudited December 31, 2010 financials included in the representations and warranties and filing of and termination of waiting period for a notification filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Deckers expects to incur additional costs in connection with the Acquisition, including advisors’ fees and other transaction-related expenses.

The foregoing description of the Asset Purchase Agreement does not purport to be a complete statement of the parties’ rights and obligations under that agreement and the transactions contemplated thereby.  The above description is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01   Regulation FD Disclosure.

A copy of the press release issued by Deckers announcing the Acquisition is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

The following exhibits are attached to this Current Report on Form 8-K:

(d) Exhibits.

Exhibit No.	Description
10.1

Asset Purchase Agreement, dated as of May 19, 2011, by and among Deckers Outdoor Corporation, Deckers Acquisition, Inc., Deckers International Limited, Sanuk USA, LLC, Thomas J. Kelley, Ian L. Kessler, C&C Partners, Ltd., Donald A. Clark and Paul Carr

99.1	Press release dated May 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECKERS OUTDOOR CORPORATION

Date: May 19, 2011
	By:	/s/ Thomas A. George
	Name:	Thomas A. George
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Asset Purchase Agreement, dated as of May 19, 2011, by and among Deckers Outdoor Corporation, Deckers Acquisition, Inc., Deckers International Limited, Sanuk USA, LLC, Thomas J. Kelley, Ian L. Kessler, C&C Partners, Ltd., Donald A. Clark and Paul Carr

99.1	Press release dated May 19, 2011